WRC Media Inc.
512 Seventh Avenue
22nd Floor
New York, NY 10018

CONTACT:    Richard Nota
WRC Media Inc.
212-768-1150
Fax 212-768-1887
rnota@wrcmedia.com
www.wrcmedia.com

For Immediate Release

WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
ANNOUNCES SALE OF AMERICAN GUIDANCE SERVICE, INC.

New York, NY, June 22, 2005 - WRC Media Inc. announces sale of American Guidance Service, Inc. to Pearson Education, Inc.

WRC Media Inc. today announced that it has entered into an agreement with Pearson Education, Inc. for the sale of all of the shares of American Guidance Service, Inc. (“AGS Publishing”) for an aggregate purchase price of approximately $270 million. AGS Publishing is a leading producer of behavior, ability, achievement and speech-language assessments for all ages, and a publisher of high-interest, low-reading level textbooks and curriculum-based assessment software and test preparation programs. The sale is subject to certain customary closing conditions, including regulatory approval. The closing of the sale is also conditioned upon the refinancing of certain outstanding indebtedness and certain other capital restructuring transactions. The proceeds from the respective transactions will allow WRC Media to redeem all of its $152 million aggregate principal amount of 12 3/4% Senior Subordinated Notes. The sale is expected to be completed in the third quarter. Goldman, Sachs & Co. acted as financial advisor to WRC Media.

Ralph D. Caulo, WRC Media’s interim Chief Executive Officer commented, “AGS Publishing is a preeminent publisher of individualized and formative assessments, and high-interest reading textbooks in the education marketplace. AGS Publishing has been particularly successful in growing its business through the introduction of new and innovative products: In 2004, AGS Publishing grew its revenues 25%. The Company is poised to continue to capitalize on the very favorable trends in its target markets.” Mr. Caulo continued, “This growth has created an opportunity for WRC Media to monetize the increase in value of AGS Publishing which will allow us to meaningfully deleverage our balance sheet. We will now seek to replicate the strategy we pursued with AGS and invest in product development, sales and marketing for Weekly Reader, CompassLearning, and World Almanac Education.  In Pearson, WRC is pleased to have found a good home for AGS, given their long-term commitment to both education and the Minnesota area.”

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WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets that are designed to help students reach their full learning potential. The company's products are recognized for their consistent high quality and proven effectiveness in improving student performance and achievement.

WRC Media's operating companies include CompassLearning®, a leading provider of research-driven, standards-based solutions to help teachers personalize learning and manage student performance; World Almanac Education Group, Inc., publisher of The World Almanac®, World Almanac for Kids, Facts On File® news periodicals and Internet services, Gareth Stevens books, and the Funk & Wagnalls® Encyclopedia; Weekly Reader Corporation, publisher of Weekly Reader® periodicals and other branded instructional materials for elementary, middle and high school students; and WRC Consumer and Custom Publishing Group, including Lifetime Learning Systems®, whose programs are customized for sponsors such as corporations, non-profits and government agencies that want to cost effectively reach targeted audiences through established channels.

Information in this press release may contain forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.